EXHIBIT 99.1

NEWS RELEASE for November 21, 2003 at 7:30 a.m. EST

Contact:	Allen & Caron Inc Mike Mason (investors) 212-691-8087 michaelm@allencaron.com	Len Hall (media) 949-474-4300 len@allencaron.com

CARDIOGENESIS CHAIRMAN AND CEO MICHAEL J. QUINN
RESUMES ROLE AS PRESIDENT; OCAMPO TO CFO

FOOTHILL RANCH, CA (November 21, 2003) . . . . CardioGenesis Corporation (OTCBB:CGCP) said today that Chairman and CEO Michael J. Quinn, 59, has resumed the position of President, effectively immediately, replacing Darrell Eckstein, who left the Company to pursue other interests. Christine Ocampo, 31, was appointed Acting Chief Financial Officer, Secretary and Treasurer, effective immediately, replacing Eckstein, who held those positions.

     Quinn commented, “CardioGenesis is on the cusp of profitability, with a solid business model that mandates a strong marketing emphasis by a team of professionals with knowledge and extensive experience in the operating room environment. We believe that our PMR data is compelling as well, and if PMR is approved, we will embark on another missionary marketing program to help interventional cardiologists improve the lives of their angina patients with this less-invasive procedure.

     “As we go forward to create value for our shareholders, and to relieve the suffering of angina patients, we will be concentrating on working closely with clinicians and physicians – both in terms of broadening the awareness of the procedures, and in terms of providing the training that will enlarge the field of proficient practitioners in short order,” Quinn added. “I am personally looking forward to working in the operating room with physicians around the US, and our sales team is energized for the task as well.”

     Christine Ocampo has served CardioGenesis as Vice President and Controller since May 2001. She first joined the Company in April 1997 and spent four years as the Company’s Accounting Manager. Prior to CardioGenesis, Ocampo held a management position in finance at Mills-Peninsula Health Systems in Burlingame, CA, and spent three years as an Audit Senior for Ernst & Young LLP. She graduated with a Bachelors of Science in Accounting from Seattle University. Ocampo became a licensed CPA in 1996, and resides with her family in Foothill Ranch, CA.

     Mike Quinn joined CardioGenesis in October 2000 and has guided the Company’s transformation and growth in the intervening years. He has spent 35 years in the medical device, surgical and healthcare products arena, 30 of which have been in senior management positions with large and small companies, including Premier Laser Technologies, Imagyn Medical Systems, Fisher Scientific Company, American Hospital Supply Corporation, Picker International, Cardinal Health Group and Bergen Brunswig. He holds a Bachelors degree from University of Buffalo, and resides with his family in Coto de Caza, CA.

About CardioGenesis Corporation

     CardioGenesis is a medical device company specializing in the treatment of cardiovascular disease and is a leader in devices that stimulate cardiac angiogenesis. The Company’s market leading Holmium:YAG laser system and disposable fiber-optic accessories are used to perform a FDA-cleared surgical procedure known as transmyocardial revascularization (TMR) to treat patients suffering from angina. The CardioGenesis TMR procedure, which is marketed in the U.S. and around the world, has been shown to reduce angina and improve the quality of life in patients with coronary artery disease. The Company’s minimally invasive percutaneous myocardial revascularization (PMR) procedure is currently being marketed in Europe and other international markets.

     For more information on the Company and its products, please visit the CardioGenesis website at http://www.cardiogenesis.com/. For investor relation’s information, visit the CardioGenesis pages in the “Client” section of the Allen & Caron Inc web site at www.allencaron.com.

     Any forward-looking statements in this news release related to the Company’s sales, profitability, the adoption of its technology and products and FDA clearances are based on current expectations and beliefs and are subject to numerous risks and uncertainties that could cause actual results to differ materially. Other factors that could cause CardioGenesis’ actual results to differ materially are discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, its Quarterly Report on Form 10-Q for the third quarter ended September 30, 2003, and the Company’s other recent SEC filings. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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